FOR IMMEDIATE RELEASE
Contact:  Paul V. Cusick, Jr.
Phone:     781-393-4601
Fax:         781-393-4071
CENTURY BANCORP, INC. ANNOUNCES ACCELERATED VESTING OF
CERTAIN UNVESTED EMPLOYEE STOCK OPTIONS
Medford, MA, January 4, 2006—Century Bancorp Inc. (NASDAQ:CNBKA) (www.century-bank.com) (“the Company”), the parent of Century Bank and Trust Company (“Century Bank”) today announced that on December 30, 2005 the Company’s Board of Directors, upon recommendation of its Compensation Committee, voted to accelerate the vesting of certain unvested “out-of-the-money” stock options awarded to Century Bank employees pursuant to the Century Bancorp, Inc. 2000 and 2004 Employee Stock Option Plans so that they immediately vested as of December 30, 2005. The Board also voted a technical amendment to each of the Plans to eliminate the possibility that the terms of any outstanding or future stock option would require a cash settlement on the occurrence of any circumstance outside the control of the Company. These amendments avoid classification of the Company’s stock options as liabilities under SFAS 123R.
The Company decided to accelerate the vesting of certain stock options primarily to reduce the non-cash compensation expense that would otherwise be expected to be recorded in conjunction with the Company’s required adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment,”(“SFAS 123R”) in 2006. SFAS 123R, which becomes effective for the Company on January 1, 2006, is an accounting rule that requires companies to record compensation expense over a stock option’s vesting period, even if the exercise price of a stock option exceeds the current market value of the company’s common stock.
The December 30, 2005 Board vote approved the acceleration and immediate vesting of all unvested options with an exercise price of $31.60 and $31.83 or greater per share. As a consequence of the Board vote, options to purchase 23,950 shares of Century Bancorp Class A common stock became exercisable immediately. The average of the high and low price at which the Company’s common stock traded on December 30, 2005, the date of the Board vote, was $29.28 per share. The Company estimates that, as a result of this accelerated vesting,
-more-

approximately $190,000 of 2006 non-cash compensation expense will be eliminated that would otherwise have been recognized in the Company’s earnings.
Century Bancorp, Inc., through is subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.